UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________________________________________

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

____________________________________________________

VIROPRO, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

333-06718

(Commission File No.)

13-3124057

(IRS Employer Identification Number)

8515 Place Devonshire

Suite 207

Montreal, Quebec, Canada H4P 2R2

(Address of principal executive offices)

Dr. Jean-Marie Dupuy, President & CEO

Viropro, Inc.

8515 Place Devonshire

Suite 207

Montreal, Quebec, Canada H4P 2R2

(Name and address of agent for service)

514-731-8776

(Telephone number, including area code of agent for service)

Fiscal 2006 Nonstatutory Stock Option Plan

(Full title of the Plan)

____________________________________________________________

Copy to:

Roger A. Kimmel, Jr.

144 Barrington Town Square

Aurora, Ohio 44202

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share¹	Proposed maximum aggregate offering price¹	Amount of registration fee
Common Stock $0.001 par value	2,500,000	$1.03	$2,575,000	$275.53

¹Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, as permitted by Rule 457(h)(1) of the Securities Act of 1933, as amended, based upon the closing price for the Company’s common shares as reported by the Electronic Bulletin Board on June 27, 2006.

PART I

The documents containing the information specified in this Part I will be sent or given to participants in the Fiscal 2006 Nonstatutory Stock Option Plan (the “Plan) as specified by Rule 428(b)(1).  Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.  See Rule 428(a)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The documents listed in (a) and (b) below have been filed by the Registrant, Viropro Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) and are incorporated by reference in this Registration Statement.  All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

(a)  Quarterly Reports on Form 10-QSB for the period through and including November 30, 2006 and Annual Reports on Form 10-KSB for the periods through and including February 28, 2006, being all such reports required.  The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

(b)  All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-KSB for the period ended February 28, 2006.

The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

Item 4:   Description of Securities

 Not Applicable

Item 5:   Interests of Named Experts and Counsel.

 None

Item 6:   Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides:

Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Item 7.   Exemption From Registration Claimed.

 Not Applicable

Item 8:   Exhibits.

 The following documents are filed as Exhibits to this Registration Statement:

4.1

--

Fiscal 2006 Nonstatutory Stock Option Plan

5.1

--

Opinion of Roger A. Kimmel, Jr. as to the authorization and issuance of the shares being registered.

23.1

--

Consent of Roger A. Kimmel, Jr. (included in Exhibit 5)

23.2

--

Consent of Stark Winter Schenkein & Co., LLP, Certified Public Accountants

Item 9:   Undertakings.

The undersigned registrant hereby undertakes:

(a)         to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)         that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)         to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada, on the 27th  day of June, 2006.

VIROPRO INC.

By: /s/ Dr. Jean-Marie Dupuy

Dr. Jean-Marie Dupuy, President & CEO